EXHIBIT 5.1

February 12, 2009

Securities and Exchange Commission

101 F Street N.E.

Washington, D.C. 20549

Re:	Transition Therapeutics Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is rendered in connection with the proposed issuance of up to 1,000,000 common shares (“Common Shares”) of Transition Therapeutics Inc., a company incorporated under the laws of the Province of Ontario, Canada (the “Company”), pursuant to the Amended and Restated Stock Option Plan of the Company (the “Plan”).

We have examined such instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on such examination, we are of the opinion that the 1,000,000 Common Shares which may be issued by the Company to United States residents pursuant to the Plan, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 and to the use of our name wherever it appears in said Registration Statement. In giving such consent, we do not consider that we are an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Yours truly,

/S/ MCCARTHY TÉTRAULT LLP
McCarthy Tétrault LLP